UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2022

BioMarin Pharmaceutical Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26727		68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

770 Lindaro Street	San Rafael	California	94901
(Address of Principal Executive Offices)			(Zip Code)
(415) 505-6700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BMRN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

o

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 05, 2022., BioMarin Pharmaceutical Inc. (“BioMarin” or “the Company”) announced the appointment of Erin Burkhart as BioMarin’s Group Vice President, Chief Accounting Officer, effective May 2, 2022. In her capacity as Chief Accounting Officer, Ms. Burkhart will also assume the role of BioMarin’s principal accounting officer from Brian Mueller, BioMarin’s Executive Vice President, Finance and Chief Financial Officer. Mr. Mueller will continue to serve as BioMarin’s Executive Vice President, Finance and Chief Financial Officer and principal financial officer.
Ms. Burkhart, 43, previously worked at Eli Lilly & Co., a public pharmaceutical company, from August 2014 to April 2022 where she had various accounting and finance roles of increasing responsibility during her tenure, including Associate Vice President, US Gross-to-Net Business Analysis from April 2021 to April 2022, Associate Vice President, Accounting Operations and Reporting from January 2018 to April 2021, and Senior Director, Corporate Audit Services from August 2016 to December 2017. Previously, she worked at Stonegate Mortgage Corporation, a public mortgage company, from May 2013 to May 2014, where she had served as the Financial Reporting Director, and at Anthem Inc., a public health care company, from June 2005 to May 2013 where she had served as the Technical Accounting Director. Ms. Burkhart started her career in public accounting with Arthur Andersen & Deloitte. Ms. Burkhart is a CPA and holds a BS in Accounting from Butler University.
In connection with her appointment as Group Vice President, Chief Accounting Officer, Ms. Burkhart entered into BioMarin’s standard employment agreement and indemnification agreement for executive officers, and she will be entitled to the following: (i) an annual salary of $400,000; (ii) a 2022 cash incentive target of 45% of her base salary; (iii) a $250,000 sign-on bonus (the “Sign-on Bonus”); (iv) a relocation bonus of $250,000 (the “Relocation Bonus”); and (v) a grant of restricted stock units (the “RSUs”) valued at $900,000 and a grant of stock options (the “Options”) valued at $600,000 (collectively, the “Burkhart Equity Awards”). Ms. Burkhart is expected to also receive relocation assistance benefits, which include moving expenses, six months of temporary housing, and miscellaneous expense reimbursement (together with the Relocation Bonus, the “Relocation Benefits”). The Relocation Benefits are subject to Ms. Burkhart’s relocation to the Bay Area within her first year of employment, and the Relocation Benefits and the Sign-on Bonus are subject to repayment in the event Ms. Burkhart’s employment is terminated for any reason other than job elimination by the Company or her death or disability within the first two years of employment. The Burkhart Equity Awards will be granted on May 15, 2022 (the “Grant Date”) pursuant to the Company’s 2017 Equity Incentive Plan, as amended. The number of shares of common stock subject to the RSUs will be determined based on a 30-day trailing average closing price of BioMarin’s common stock on the day before the Grant Date and the number of shares of common stock subject to the Options will be determined based on the Black-Scholes model valuation using a 30-day trailing average closing price of BioMarin’s common stock on the day before the Grant Date. The exercise price for the Options is the closing price of the Company’s common stock on the Nasdaq Global Select Market on the Grant Date, which date is also the vesting start date for such Options. The Options vest as to 25% of the shares underlying the grant on the first anniversary of the Grant Date, with 1/48th of shares underlying the grant vesting monthly thereafter. The RSUs vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the Grant Date.
Ms. Burkhart has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: May 5, 2022	By:	/s/ G. Eric Davis
G. Eric Davis
Executive Vice President, Chief Legal Officer